Via Facsimile and U.S. Mail
Mail Stop 6010


      January 17, 2006



Mr. Alton L. Boynton
President and Principal Executive Officer
Northwest Biotherapeutics, Inc.
Canyon Park Building 8
22322 20th Avenue S.E., Suite 150
Bothell, Washington 98021

Re:	Northwest Biotherapeutics, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2004
	Filed April 15, 2005
	File No. 000-33393

Dear Mr. Boynton:

      We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief
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